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                                                                    Exhibit 12.1

                     DUQUESNE LIGHT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              (MILLIONS OF DOLLARS)
                                                                              YEAR ENDED DECEMBER 31,
                                                               2003        2002       2001       2000       1999
                                                             ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
Interest on long-term debt                                   $    49.2  $    52.6  $    60.1  $    71.2  $    76.9
Other interest                                                     1.5        2.2        0.7        3.1        4.8
Company obligated mandatorily redeemable preferred
     securities dividend requirement (a)                           6.3       12.6       12.6       12.6       12.6
Amortization of debt discount, premium and expense - net           3.9        2.6        2.2        2.3        2.5
Portion of lease payments representing an interest factor          1.2        1.9        3.1        6.8       43.0
                                                             ---------  ---------  ---------  ---------  ---------
     Total Fixed Charges                                     $    62.1  $    71.9  $    78.7  $    96.0  $   139.8
                                                             ---------  ---------  ---------  ---------  ---------


EARNINGS:
Income from continuing operations                            $    69.6  $    75.4  $    53.4  $    92.6  $   151.0
Income taxes                                                      45.4       48.9       30.8       40.5       73.6
Fixed charges as above                                            62.1       71.9       78.7       96.0      139.8
                                                             ---------  ---------  ---------  ---------  ---------
     Total Earnings                                          $   177.1  $   196.2  $   162.9  $   229.1  $   364.4
                                                             ---------  ---------  ---------  ---------  ---------

RATIO OF EARNINGS TO FIXED CHARGES                                2.85       2.73       2.07       2.39       2.61
                                                             =========  =========  =========  =========  =========


(a) Effective July 1, 2003, dividends on the monthly income preferred securities are included with interest on long-term debt due to the adoption of SFAS No. 150.